Cross Borders Rources, Inc. POS AM
Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cross Border Resources, Inc.

We hereby consent to the incorporation in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-175761) of Cross Border Resources, Inc. of our report dated March 29, 2013 relating to the financial statements of Cross Border Resources, Inc. as of December 31, 2012 and 2011 and for the years then ended.  We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Darilek, Butler & Associates, PLLC

Darilek, Butler & Associates, PLLC
San Antonio, Texas
April 12, 2013